Registration No. 333-_______
As filed with the Securities and Exchange Commission on March 19, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-0178960 (I.R.S. Employer Identification No.)

6555 West Good Hope Road P.O. Box 571 Milwaukee, Wisconsin (Address of Principal Executive Offices)	53201-0571 (Zip Code)

BRADY CORPORATION
2006 OMNIBUS INCENTIVE STOCK PLAN
(Full title of the plan)

DAVID MATHIESON	Copy to:
Vice President and Chief Financial Officer Brady Corporation 6555 West Good Hope Road P.O. Box 571 Milwaukee, Wisconsin 53201-0571	HOYT R. STASTNEY, ESQ. Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service)
(414) 358-6600
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered (1)	Registered (1)	Per Share	Offering Price	Fee
Class A Nonvoting Common Stock, par value $.01 per share	2,000,000 shares	(2)	$64,314,375(2)	$1,974.45

(1)	The Brady Corporation 2006 Omnibus Incentive Stock Plan (the “Plan”) provides for the issuance of up to 2,000,000 shares of Class A Nonvoting Common Stock, par value $.01 per share (“Class A Common Stock”). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Class A Common Stock that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, at the rate of $30.70 per million, based upon:

•	the exercise price of $38.19 per share for the 212,500 shares underlying options granted on November 30, 2006, aggregating	$8,115,375

•	$31.44 per share, which is the average of the high and low sales prices of the Registrant’s Class A Common Stock on the New York Stock Exchange on March 14, 2007, for the remaining 1,787,500 shares available under the Plan, aggregating	$56,199,000

	Total	$64,314,375

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Brady Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference by the Registrant:
•	Annual Report on Form 10-K of the Registrant for the year ended July 31, 2006.

•	Quarterly Reports on Form 10-Q of the Registrant for the periods ended October 31, 2006 and January 31, 2007.

•	Current Reports on Form 8-K of the Registrant filed September 15, 2006, November 20, 2006, December 4, 2006, January 11, 2007, February 9, 2007 and February 23, 2007 (incorporated only with respect to the information disclosed pursuant to Item 5.02).

•	That portion of the Registrant’s Registration Statement on Form 8-A that describes the Registrant’s Class A Nonvoting Common Stock in Item 1 thereof, which incorporates the description from the description of Registrant’s Capital Stock contained in the Registrant’s Registration Statement on Form S-3 (Registration Statement No. 333-04155), as updated by the description of Registrant’s Capital Stock contained in the Registrant’s Registration Statement on Form S-3/A (Registration Statement No. 333-128023), and including any future amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not applicable. See fourth bullet point in Item 3 above.
Item 5. Interests of Named Experts and Counsel.
     The legality of the securities registered hereunder will be passed upon for the Registrant by Quarles & Brady LLP, the Registrant’s legal counsel. The Company’s Secretary, Conrad G. Goodkind, is a partner of Quarles & Brady LLP.

Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending or completed, and whether brought by the corporation or any other person) to which he or she was a party because of being a director or officer. In general, under these provisions (1) a corporation is required to indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of any such proceeding, for all reasonable expenses incurred in the proceeding, and (2) in other cases, the corporation is required to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in any such proceeding unless liability was incurred because he or she breached or failed to perform a duty to the corporation and the breach or failure constitutes any of the following: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest; (b) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which he or she derived an improper personal profit; or (d) willful misconduct. The provisions specify that the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Also, the provisions permit a corporation to pay or reimburse reasonable expenses as incurred if the director or officer affirms his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required. With specified exceptions, these provisions do not preclude additional indemnification. The WBCL specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted generally thereunder, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
     The WBCL also provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification referred to above.
     The Bylaws of the Registrant provide generally for mandatory indemnification of directors and officers of the Registrant to the fullest extent permitted by law.
     Officers and directors of the Registrant may be covered by insurance policies purchased by the Registrant, under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index following the Signatures page in this registration statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
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(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the Registrant is relying on Rule 430B:
        (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
        (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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     (h) Reference is made to the indemnification provisions described in Item 6 of this registration statement.
             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 19, 2007.

BRADY CORPORATION
By:	/s/ David Mathieson
David Mathieson,
Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Jaehnert, David Mathieson and Conrad G. Goodkind, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

/s/ Frank M. Jaehnert Frank M. Jaehnert	President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ David Mathieson David Mathieson	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Richard A. Bemis Richard A. Bemis	Director

/s/ Robert C. Buchanan Robert C. Buchanan	Director

/s/ Mary K. Bush Mary K. Bush	Director

/s/ Chan Galbato Chan Galbato	Director

/s/ Frank W. Harris Frank W. Harris	Director

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/s/ Frank R. Jarc Frank R. Jarc	Director

/s/ Peter J. Lettenberger Peter J. Lettenberger	Director

/s/ Gary E. Nei Gary E. Nei	Director

/s/ Roger D. Peirce Roger D. Peirce	Director

/s/ Elizabeth P. Pungello Elizabeth P. Pungello	Director
*Each of the above signatures is affixed as of March 19, 2007.

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BRADY CORPORATION
(the “Registrant”)
(Commission File No. 001-14959)
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit		Incorporated Herein	Filed
Number	Description	by Reference To	Herewith

4.1	Restated Articles of Incorporation of the Registrant	Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-04155)

4.2	Bylaws of the Registrant, as amended	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed September 15, 2006

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Exhibit 5

24	Power of Attorney		Contained in Signatures page to this Registration Statement

99	Brady Corporation 2006 Omnibus Incentive Stock Plan, as amended		X

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